THE SELIGMAN IRA

                                 Plan Agreement

Form 5305-A Under Section 408(a) of the Internal Revenue Code
                                                           FORM(REV. OCT.  1992)

The Depositor whose name appears on the attached Application is establishing an Individual Retirement Account under Section 408(a) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the Application has given the Depositor the disclosure statement required under Regulations Section 1.408-6.

The Depositor has assigned the Custodial account the sum indicated on the Application

The Depositor and the Custodian make the following Agreement:

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3) or an employer contribution to a Simplified Employee Pension Plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a Simplified Employee Pension Plan described in Section 408(k).

ARTICLE II

The Depositor's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE III

1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this Agreement to the contrary, the distribution of the Depositor's interest in the Custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
     Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the Custodial account must be, or begin to be, distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial account distributed in:

     (a)  A single sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

     (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

     (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

     (b) If the Depositor dies before distribution of his or her interest has begun, entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

          (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

          (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

     (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

     (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.

ARTICLE VII

This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the prior Agreement.

ARTICLE VIII

8.01 Definitions: In this part of this Agreement (Article VIII), the words "you" and "your" mean the Depositor, the words "we," "us" and "our" mean the Custodian and "Code" means the Internal Revenue Code. "Group Shares" shall mean shares issued by any regulated investment company within the meaning of Section 851(a) of the Code, which are managed by J. & W. Seligman and Co. Incorporated.

8.02 Notices and Change of Address: Any required notice regarding this IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

8.03 Scope of the Depository's and the Custodian's Duties: Neither the Custodian nor the Depository (Seligman Retirement Services, c/o Seligman Data Corp.) shall be responsible for determining a Depositor's eligibility for contributions or rollovers into the Custodial account; nor for determining the necessity of distributing benefits upon the Depositor's death, if it has not been notified of such death. Other than as prescribed by law, neither the Depository nor the Custodian shall be responsible for determining the amount of, nor for making Minimum Required Distributions to a Depositor who has attained age 70 1/2, nor to a beneficiary upon the Depositor's death. The Custodian and/or Depository shall be able to rely upon the certification of the Depositor and/or the distributing plan that a transaction represents a valid "direct rollover" as described in ss.401(a)(31) of the Code, and the applicable regulations. The Custodian shall only be liable under this Agreement for its own bad faith, gross negligence, or willful misconduct. The Depositor and the successors of the Depositor including any executor or adminis-

              (C)1997 Universal Pensions, Inc., Brainerd, MN 56401 trator of the Depositor shall, to the extent permitted by law, indemnify the Custodian and its successors and assign against any and all claims, actions or liabilities of the Custodian to the Depositor or the successors or beneficiaries of the Depositor whatsoever (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial account, except those due to the Custodian's own bad faith, gross negligence or willful misconduct.

8.04 Expenses and Compensation: The Custodian may charge against and deduct from the Custodial account all reasonable expenses incurred by the Custodian in the administration of the Custodial account, including, but not limited to, any income or other taxes that may be levied upon or with respect to the Custodial account, counsel fees and reasonable compensation for its services as Custodian hereunder or with respect to any controversies concerning the Custodial accounts. The Custodian shall, without the prior consent of the Depositor, also have the right to initiate, increase or decrease, a fee for its services under this Agreement and such fee may be charged against and deducted from the Custodial account. The annual fee in effect on the date of this Agreement is set forth in the Application.

8.05 Investment of Amounts in the IRA:

a. Each cash contribution to the Custodial account shall be applied by the Custodian to the purchase of Seligman Group Shares (including fractional Shares carried to the third decimal place) in the proportions specified in written instructions of the Depositor accompanying the contribution. The Custodian shall not be liable for interest on any cash balance in the Custodial account.

b. Dividends, gain distributions, and any other cash payments attributable to Seligman Group Shares held in the Custodial account will be invested in the same Shares to which such payments are attributable. Where gain distributions are payable in Seligman Group Shares or in cash, at the option of the holder, the Custodian shall elect payment in full and fractional Shares.

c. The Depositor may direct the Custodian at any time and from time to time to exchange the Seligman Group Shares held in the Custodial account for other Seligman Group Shares in accordance with the then current prospectuses relating to such shares.

d. No part of the Custodial account assets shall be invested in life insurance contracts or collectibles (as defined in Section 408(m) of the Code), nor may the assets of the Custodial account be commingled with other property except in a common trust fund or a common investment fund (within the meaning of Section 408(a)(5) of the Code).

e. All transactions shall be subject to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed and to our policies and practices.

f. After death, your beneficiary(ies) shall have the right to direct the investment of your IRA assets, subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, Section 8.03).

g. We shall have no discretion to direct any investment in your IRA. We assume no responsibility for rendering investment advice with respect to your IRA, nor will we offer any opinion or judgement to you concerning the value or suitability of any investment or proposed investment for your IRA. We shall not have any power or authority to vote any shares with respect to Group Shares in your IRA, except in accordance with the directions you provide us.

h. We may, but are not required to, permit you to delegate your investment responsibility for your IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

8.06 Judicial Settlement of Accounts: In the event of any dispute or uncertainty as to the person to whom the payment of any funds shall be made hereunder, the Custodian may withhold such payment until such dispute or uncertainty shall have been determined or resolved by a court of competent jurisdiction, or settled by the parties concerned. The Custodian shall have the right to apply, at any time, to a court of competent jurisdiction for the judicial settlement of its accounts. In any such judicial action or proceeding, only the Custodian and the Depositor (or in the case of the Depositor's death, his representative) shall be necessary parties, and no other person having an interest in the Custodial account shall be entitled to any notice or service of process. Any judgment entered in such proceeding or action shall be conclusive upon all persons claiming under this Agreement. In the event that the Custodian applies for a judicial settlement of its accounts or any individual account, all fees and disbursements it incurs, including but not limited to legal and accounting fees, shall be paid from the Custodial account and shall constitute a lien against the account until paid.

8.07 Designation of Beneficiary:

a. The Depositor may designate and redesignate his Beneficiary or Beneficiaries in writing on a form provided by the Custodian for such purpose. The Custodian may in its discretion limit the designation of beneficiary to those contemplated in the form provided, or may permit Depositor to provide his or her own form, subject to the Custodian's review and written acceptance. Upon the Depositor's death, such Beneficiary(ies) shall be entitled to the balance in the Custodial account of the Depositor. Such designation may be changed or revoked only by written instrument filed with the Custodian. The Custodian may rely upon the last written designation received by it, which shall supersede all prior designations. If the Beneficiary(ies) shall predecease the Depositor, the designation shall be ineffective. Subject to the provisions of the law, if another designation is not made, or if no designation is in effect at the time of the Depositor's death, a married Depositor's Beneficiary shall be his surviving spouse, and an unmarried Depositor's Beneficiary shall be the Depositor's estate.

b. Notwithstanding anything to the contrary in paragraph 8.07(a) above, upon the Depositor's death, a surviving spouse Beneficiary may designate and redesignate his or her Beneficiary or Beneficiaries in writing on a form provided (or accepted) by the Custodian for such purpose. In a manner similar to that provided for the Depositor in paragraph 8.07(a) above, such Beneficiary(ies) shall be entitled to the balance in the Custodial account upon the death of the surviving spouse.

c. Where there is more than one Beneficiary designated, distributions from the Custodial account shall be made in the manner specified in the Designation of Beneficiary Form, or in the absence of any such specification, distributions shall be made pro rata among those Beneficiaries who are alive at the time of the distribution.

 8.08 Resignation or Removal of Custodian: The Custodian may resign at any time upon sixty (60) days notice in writing to Seligman Retirement Services, c/o Seligman Data Corp. Upon such resignation, Seligman Retirement Services, shall notify the Depositor, and shall appoint a successor custodian under this Agreement. The Depositor or Seligman Retirement Services, at any time, may remove the Custodian upon sixty days written notice as filed with the Custodian. Such notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of and records relating to the Custodial account. (The Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the Custodial account or on or against the Custodian, and where necessary may liquidate shares in the Custodial account for such payments.) Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor Custodian. The Custodian shall not be liable for the acts or omissions of any predecessor or successor custodian or trustee.

8.09 Amendments: The Depositor and the Custodian delegate to Seligman Retirement Services, the right to amend this Agreement (including retroactive amendments) by written notice to the Custodian and the Depositor. The Depositor shall be deemed to have consented to any such amendment, provided that (a) no amendment shall cause or permit any of the assets of the Custodial account to be diverted to purposes other than for the exclusive benefit of the Depositor or his or her beneficiaries; (b) any amendment which affects the rights, duties, or responsibilities of the Custodian may only be made with the Custodian's consent; and (c) no amendment shall be made except in accordance with any applicable laws and regulations affecting this Agreement and Custodial account.

8.10 Withdrawals: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing. The tax identification number of the recipient must be provided to us before we make a distribution. Any withdrawals shall be subject to all applicable tax and other laws and regulations including possible early withdrawal penalties and withholding requirements.

8.11 Required Minimum Distributions: We reserve the right to elect whether or not life expectancies will be recalculated in connection with required minimum distributions from your IRA, provided, however, that we give you notice of our election. Alternatively, we may allow you to make such an election. As described in Article IV, Section 3, of this Agreement, you may make an election to begin receiving payments from your IRA in a manner that satisfies the required minimum distribution rules no later than April 1 of the year following the year you reach age 70 1/2. (This is called the "required beginning date.") If you fail to make such an election by your required beginning date, we can do any one of the following:

     o    make no payment until you give us a proper payment request;
     o    pay your entire IRA to you in a single sum payment; or
     o calculate your required minimum distribution from your IRA each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

We will not be liable for any penalties or taxes related to your failure to take a distribution. Consistent with Section 8.10 the Custodian is not obligated to make any distributions absent a specific written direction, in a form acceptable to and filed with the Custodian, from the Depositor or designated beneficiary to do so. Except in the case of the Depositor's death or disability (as defined in ss. 72(m)(7) of the Code), or the attainment of age of 59 1/2, before distributing an amount from the account, the Custodian may require from the Depositor a declaration of the Depositor's intention as to the disposition of the amount distributed. The Custodian may at its option require each (monthly, quarterly, semiannually, etc.) distrib-

              (C)1997 Universal Pensions, Inc., Brainerd, MN 56401 ution in an installment series to meet certain minimum amounts, which may necessitate the distribution of amounts greater than otherwise required under
Article IV.

8.12 Transfers From Other Plans: We can receive amounts transferred to this IRA from the custodian or trustee of another IRA. In addition, we can accept direct rollovers of eligible rollover distributions from employer plans as permitted by the Code. We reserve the right not to accept any transfer or direct rollover.

8.13 Liquidation of Assets: We have the right to liquidate assets in your IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your IRA. If you fail to direct us as to which assets to liquidate, we will determine and you agree not to hold us liable for any adverse consequences that result from our decision.

8.14 Restrictions On The Fund: Neither you nor any Beneficiary may sell, transfer or pledge any interest in your IRA in any manner whatsoever, except as provided by law or this Agreement. The assets in your IRA shall not be responsible for the debts, contracts, or torts of any person entitled to distributions under this Agreement.

8.15 Timing of Contributions: A contribution is deemed to have been made on the last day of the preceding taxable year if the contribution is made by the deadline for filing the Depositor's income tax return (not including extensions) and if the Depositor designates the contribution as a contribution for the preceding taxable year in a manner acceptable to the Custodian. The Custodian will not be liable or responsible for any consequences of postal delays or delays resulting from an incomplete Application or a designation made in an unacceptable form. Applications received by the Custodian postmarked after the deadline will be treated as a contribution for the Depositor's current tax year. Improperly completed applications will be returned to the sender.

8.16 When Effective: This Agreement shall not become effective until acceptance of the Application by the Custodian, as evidenced by a written confirmation to the Depositor.

8.17 Simplified Employee Pension Plan: Under a Simplified Employee Pension (SEP) Plan that meets the requirements of Section 408(h) of the Code, your employer may make contributions to your IRA. Your employer is required to provide you with information which describes the terms of your employer's plan.

8.18 What Law Applies: This Agreement and the IRA shall be construed, administered and enforced according to laws of the State of Missouri.

If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-A is a model Custodial account Agreement that meets the requirements of Section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her Beneficiaries.

Individuals may rely on regulations of the Tax Reform Act of 1986 to the extent specified in those regulations.

Do not file Form 5305-A with the IRS. Instead, keep it for your records.

For more information on IRAs, including the required disclosure, you can get from your Custodian, get IRS Publication 590, Individual Retirement Arrangements
(IRAs).

DEFINITIONS

Custodian: The Custodian must be a bank or savings and loan association, as defined in Section 408(n), or other person who has the approval of the IRS to act as Custodian.

Depositor: The Depositor is the person who establishes the Custodial account.

IDENTIFYING NUMBER

The Depositor's social security number will serve as the identification number of his or her IRA. An employer identification number is required only for an IRA for which a return is filed to report unrelated business taxable income. An employer identification number is required for a common fund created for IRAs.

IRA FOR NON-WORKING SPOUSE

Form 5305-A may be used to establish the IRA Custodial account for a non-working spouse.

Contributions to an IRA Custodial account for a non-working spouse must be made to a separate IRA Custodial account established by the non-working spouse.

SPECIFIC INSTRUCTIONS

Article IV: Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of Section 408(a)(6) have been met.

Article VIII: Article VIII and any that follow it may incorporate additional provisions that are agreed upon by the Depositor and Custodian to complete the Agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of Custodian, Custodian's fees, State law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form. NOTE: Form 5305-A may be reproduced and reduced in size for adoption to passbook purposes.

              (C)1997 Universal Pensions, Inc., Brainerd, MN 56401


                                THE SELIGMAN IRA

                              Disclosure Statement


RIGHT TO REVOKE YOUR IRA

If you receive this Disclosure Statement at the time you establish your IRA, you have the right to revoke your IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to Seligman Retirement Services, c/o Seligman Data Corp., at the address listed on the Application. If you send your notice by first-class mail, your revocation shall be deemed mailed as of the date of the postmark. If you have any questions about the procedure for revoking your IRA, please call Seligman Retirement Services, c/o Seligman Data Corp., at the telephone number listed on the Application.

REQUIREMENTS OF AN IRA

A. Cash Contributions - Your contribution must be in cash, unless it is a rollover contribution.

B. Maximum Contribution - The total amount you may contribute to an IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation.

C.   Nonforfeitability - Your interest in your IRA is nonforfeitable.

D. Eligible Custodians- The Custodian of your IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. Commingling Assets - The assets of your IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. Life Insurance - No portion of your IRA may be invested in life insurance contracts.

G. Collectibles - You may not invest the assets of your IRA in collectibles (within the meaning of Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service. Specially minted United States gold and silver bullion coins and certain state-issued coins are permissible IRA investments.

H. Required Minimum Distributions - You are required to take minimum distributions from your IRA at certain times in accordance with Proposed Treasury Regulations Section 1.408-8. Below is a summary of the IRA distribution rules.

     1. You are required to take a minimum distribution from your IRA for the year in which you reach age 70 1/2 and for each year thereafter. You must take your first payout by your required beginning date, April 1 of the year following the year you attain age 70 1/2. The minimum distribution for any taxable year is equal to the amount obtained by dividing the account balance at the end of the prior year (less any required distribution taken between January 1 and April 1 of the year following the year you attain age 70 1/2) by the joint life expectancy of you and your designated beneficiary. If you have not designated a beneficiary for your IRA by your required beginning date, your single life expectancy will be used.

     2. Your single or joint life expectancy is determined by using the IRS unisex life expectancy tables. You can find these tables in Treasury Regulations Section 1.72-9. We may establish a policy dictating whether or not life expectancies may be recalculated in determining required minimum distributions from your IRA. Alternatively, we may allow you to elect whether or not to recalculate your life expectancies. You may choose (within the limits set forth in the distribution rules and our life expectancy recalculation policy) how you want your required minimum distributions structured. You must make your payment elections no later than April 1 following your 70 1/2 year. If you do not make an election by that date, we may do any one of the following:

          (a)  make no payment until you give us a proper payout request,

          (b)  pay your entire IRA to you in a single sum payment, or

          (c) determine your required minimum distribution each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

     3. If you name someone other than your spouse as your beneficiary, and your beneficiary is more than 10 years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit (MDIB) rule. The MDIB rule generally requires that your required minimum distributions be calculated as if your beneficiary were exactly 10 years younger than you.

     4.   If you die,

          (a) on or after your required beginning date, distributions must be made to your beneficiary or beneficiaries at least as rapidly as under the method being used to determine minimum distributions as of the date of your death.

          (b) before your required beginning date, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

               (i) be distributed by December 31 of the year containing the fifth anniversary of your death, or

               (ii) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

Your beneficiary or beneficiaries must elect either option (i) or (ii) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with (ii) if the beneficiary is your surviving spouse, and in accordance with (i) if your beneficiary is not your surviving spouse. In the case of distributions under (ii), distributions must commence by December 31 of the year following the year of your death. If your spouse is the beneficiary, distributions need not commence until December 31 of the year you would have attained age 70 1/2, if later.

INCOME TAX CONSEQUENCES OF ESTABLISHING AN IRA

A. IRA Deductibility - If you are under age 70 1/2 and have earned income from services rendered, you may make an IRA contribution of the lesser of 100 percent of compensation or $2,000. However, the amount of the contribution for which you may take a tax deduction will depend upon whether you (or your spouse) are an active participant in an employer-maintained retirement plan. If you (and your spouse) are not an active participant, your IRA contribution will be totally deductible. If you (or your spouse) are an active participant, the deductibility of your contribution will depend on your adjusted gross income (AGI) for the tax year for which the contribution was made. AGI is determined on your tax return (disregarding any deductible IRA contribution).

     Definition of Active Participant - Generally, you will be an active participant if you are covered by one or more of the following employer-maintained retirement plans:

1.   a qualified pension, profit sharing, 401(k), or stock bonus plan;

2.   a qualified annuity plan of an employer;

3.   a simplified employee pension (SEP) plan;

4. a retirement plan established by the Federal government, a State, or a political subdivision (except certain unfunded deferred compensation plans under IRC Section 457);

5. a tax-sheltered annuity for employees of certain tax-exempt organizations or public schools;

6.   a qualified plan for self-employed individuals (H.R. 10 or Keogh Plan); and

7.   a SIMPLE IRA plan or a SIMPLE 401(k) Plan.

If you do not know whether your employer maintains one of these plans or whether you are an active participant in it, check with your employer and your tax advisor. Also, the Form W-2 (Wage and Tax Statement) that you receive at the end of the year from your employer will indicate whether you are an active participant.

If you are single, your threshold AGI level is $25,000. The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate tax return, the threshold level is $0. If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it may be limited in amount (but never less than $200).

The deductible amount of your contribution is determined by taking your threshold AGI level plus $10,000 (e.g., $50,000 if you are married and filing jointly, $35,000 if you are single) and subtracting from it your AGI (determined prior to taking your itemized deductions). Multiply the resulting number by .2 to give you your personal deduction limit. You must round up the resulting number to the next highest $10 if the number is not a multiple of 10.

B. Tax-Deferred Earnings - The investment earnings of your IRA are not subject to federal income tax until distributions are made (or, in certain instances, when distributions are deemed to be made).

C. Nondeductible Contributions - You may make nondeductible contributions to your IRA to the extent that deductible contributions are not allowed. The sum of your deductible and nondeductible IRA contributions cannot exceed your contribution limit (the lesser of $2,000 or 100 percent of compensation). You may elect to treat deductible IRA contributions as nondeductible contributions. If you make nondeductible contributions for a particular tax year, you must report the amount of the nondeductible contribution on your federal income tax return (using IRS Form 8606). If you overstate the amount of designated nondeductible contributions for any taxable year, you are subject to a $100 penalty unless reasonable cause for the overstatement can be shown. Failure to file any form required by the IRS to report nondeductible contributions (e.g., IRS Form 8606) will result in a $50 per failure penalty.

              (C)1997 Universal Pensions, Inc., Brainerd, MN 56401

D. Taxation of Distributions - The taxation of IRA distributions depends on whether or not you have ever made nondeductible IRA contributions. If you have only made deductible contributions, any IRA distribution will be fully included in income.

     If you have ever made nondeductible contributions to any IRA, the following formula must be used to determine the amount of any IRA distribution excluded from income:

     (Aggregate Nondeductible Contributions)

            x    (Amount Withdrawn)
     -------------------------------------    = Amount Excluded From Income
              AGGREGATE IRA BALANCE

     NOTE: Aggregate nondeductible contributions include all nondeductible contributions made by you through the end of the year of the distribution (which have not previously been withdrawn and excluded from income). Also note that aggregate IRA balance includes the total balance of all of your IRAs as of the end of the year of distribution and any distributions occurring during the year.

E. Rollovers - Your IRA may be rolled over to an IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your IRA from any of your IRAs, or from your employer's Qualified Retirement Plan or Tax-Sheltered Annuity. SIMPLE IRA funds may not be rolled over to your IRA during the first two years you participate in your employer's SIMPLE IRA plan. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent financial or tax advisor.

     1. IRA to IRA Rollovers - Funds distributed from your IRA may be rolled over to an IRA of yours if the requirements of IRC Section 408(d)(3) are met. A proper IRA to IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another IRA to IRA rollover from the distributing IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months.

     2. Qualified Plan (or Tax-Sheltered Annuity) to IRA Rollovers - Effective for qualified plan distributions received after January 1, 1993, you may roll over, directly or indirectly, any eligible rollover distribution. An eligible rollover distribution is defined generally as any distribution from a qualified plan (other than distributions to non-spouse beneficiaries) unless it is part of a certain series of substantially equal periodic payments, after-tax dollars or a required minimum distribution. If you elect to receive your rollover distribution prior to placing it in an IRA, thereby conducting an indirect rollover, your plan administrator will generally be required to withhold 20 percent of your distribution as a prepayment of income taxes. When completing the rollover, you may make up the amount withheld, out of pocket, and roll over the full amount distributed from your qualified plan balance, if you so choose. To qualify as a rollover, your eligible rollover distribution must be rolled over to your IRA not later than 60 days after you receive it. Alternatively, you may claim the withheld amount as income and pay the applicable income tax and, if you are under age 59 1/2, the 10 percent early distribution penalty (unless an exception to the penalty applies). As an alternative to the indirect rollover, your employer generally must give you the option of directly rolling your qualified plan balance over to an IRA. If you elect the direct rollover option, your eligible rollover distribution will be paid directly to the IRA (or other qualified plan) that you designate. The 20 percent withholding requirements do not apply to direct rollovers. If you place your rollover contribution in a separate (i.e., conduit) IRA plan which holds just those dollars, you preserve the right to later roll over the money originating from the qualified plan into another qualified plan.

     3. Written Election - At the time you make a proper rollover to an IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

F. Carryback Contributions - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designated it as such.

LIMITATIONS AND RESTRICTIONS

A. SEP Plans - Under a Simplified Employee Pension (SEP) Plan that meets the requirements of IRC Section 408(k), your employer may make contributions to your IRA. Your employer is required to provide you with information which describes the terms of your employer's SEP Plan.

B. Spousal IRA - If you are married, you may make payments to an IRA established for the benefit of your spouse. Your spouse must not have attained age 70 1/2 in that year, or any prior year, even if you are age 70 1/2 or older. You must file a joint tax return for the year for which the contribution is made. The amount you may contribute to your IRA and your spouse's IRA is the lesser of $4,000 or 100 percent of your combined compensation. However, you may not contribute more than $2,000 to any one IRA.

C. Deduction of Rollovers and Transfers - A deduction is not allowed for rollover or transfer contributions.

D. Estate Tax Exclusion - The $100,000 Federal estate tax exclusion previously available has been repealed for individuals dying after 12/31/84. No exclusion will be allowed for individuals dying after that date. Transfers of your IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise, may be subject to Federal gift tax under IRC Section 2501 if made after October 22, 1986.

E. Special Tax Treatment - Capital gains treatment and the favorable five or ten year forward averaging tax authorized by IRC Section 402 do not apply to IRA distributions.

F. Income Tax Treatment- Any withdrawal from your IRA, except a direct transfer, is subject to Federal income tax withholding. You may, however, elect not to have withholding apply to your IRA withdrawal. If withholding is applied to your withdrawal, not less than 10 percent of the amount withdrawn must be withheld.

G. Prohibited Transactions - If you or your beneficiary engage in a prohibited transaction with your IRA, as described in IRC Section 4975, your IRA will lose its tax-exempt status and you must include the value of your account in your gross income for that taxable year.

H. Pledging - If you pledge any portion of your IRA as collateral for a loan, the amount so pledged will be treated as a distribution and will be included in your gross income for that year.

FEDERAL TAX PENALTIES

A. Early Distribution Penalty - If you are under age 59 1/2 and receive an IRA distribution, an additional tax of 10 percent will apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Beginning January 1, 1997, payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.

B. Excess Contribution Penalty - An excise tax of 6 percent is imposed upon any excess contribution you make to your IRA. This tax will apply each year in which an excess remains in your IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year.

C. Excess Accumulation Penalty - One of the requirements listed above is that you must take a minimum distribution for the year you attain age 70 1/2 and for each year thereafter and that your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.

D. Excess Distribution Penalty - You will be taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeds $112,500 (indexed each year for the cost of living). Certain exceptions may apply. If you receive an excess distribution as described above, you should see your tax advisor to determine if these exceptions apply to you. This tax is referred to as an excess distribution penalty. However, this penalty is suspended for payments received during 1997, 1998, and 1999 as a result of the Small Business Job Protection Act of 1996.

E. Excess Retirement Accumulation Penalty - Your estate will have to pay additional Federal estate tax if you die with an excess retirement accumulation. The increased estate tax will be equal to 15 percent of the excess retirement accumulation. An excess retirement accumulation exists if, at the time of your death, the value of all of your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $112,500 (indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax is referred to as an excess retirement accumulation tax penalty.

F. Penalty Reporting - You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

OTHER

A. IRS Plan Approval - The Agreement used to establish this IRA has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. Additional Information - You may obtain further information on IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements.


              (C)1997 Universal Pensions, Inc., Brainerd, MN 56401

________
SELIGMAN

________
SELIGMAN

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SELIGMAN


This material is authorized for use only in the case of a concurrent or prior delivery of the offering prospectus of any of the Seligman Mutual Funds eligible for The Seligman SIMPLE IRA Plan. For complete information on any of the other Seligman Mutual Funds eligible for The Seligman SIMPLE IRA Plan, including a prospectus that contains information about investment policies, sales charges, and other expenses, please contact your financial advisor or call Seligman Retirement Services at (800)445-1777. Please read the prospectus carefully before you invest or send money.

              (C)1997 Universal Pensions, Inc., Brainerd, MN 56401